EXHIBIT 23(a)








            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



The  Board  of  Directors  and  Stockholders
New  Brunswick  Scientific  Co.,  Inc.:

We consent to the use of our report dated March 8, 2006, with respect to the consolidated balance sheets of New Brunswick Scientific Co., Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2005, and the related consolidated financial statement schedule, all incorporated herein by reference, and to the reference to our firm, under the heading "Experts" in the prospectus.

                                   /s/  KPMG  LLP

Short  Hills,  New  Jersey
August  28,  2006